Exhibit 10.18

[Form of Director Offer Letter]

EPAM SYSTEMS, INC.

41 University Drive, Suite 202

Newtown, PA 18940

[DATE]

[DIRECTOR]

[ADDRESS]

Dear [            ]:

EPAM Systems, Inc. (the “Company”) is pleased to memorialize the terms and conditions of your service, effective as of             , as follows:

1. Position. You agree to serve as a member of the Company’s Board of Directors (the “Board”), subject to your appointment and any required shareholder approval. [It is anticipated that you will serve as a member of the [            ] Committee[s] of the Board [and as the Chair of the [            ] Committee]].

2. Compensation. You will receive compensation for your service on the Board in accordance with the enclosed Non-Employee Director Compensation Policy, as may be amended from time to time. The policy currently provides for annual cash retainers of $40,000 for service on the Board and additional cash retainers for service as a member or Chair of a committee of the Board and for attending more than six meetings in any calendar year. The policy also currently provides for an initial grant of $100,000 in restricted shares, which vest 25% each year over four years, and annual grants of $75,000 in restricted shares, which vest 100% after one year, under the 2012 Non-Employee Directors Compensation Plan, as may be amended from time to time.

3. Business Expenses. Reasonable travel and other business expenses incurred by you in the performance of your duties to the Company will be reimbursed by the Company in accordance with Company policies as in effect from time to time.

4. Indemnification. You will be indemnified to the fullest extent provided by the Company’s corporate documents as in effect from time to time, subject to your execution of applicable undertakings, as provided by such corporate documents. The Company will also provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

EPAM Systems, Inc.

By:
[NAME]
[TITLE]

I have read and accept this letter agreement.

By:

Name:

Date:

Enclosure:

EPAM Systems, Inc. Non-Employee Director Compensation Policy